UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2023

Strategic Storage Trust VI, Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-256598	85-3494431
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Terrace Road, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

Don Mills Property Purchase Agreement

On January 27, 2023, a subsidiary of Strategic Storage Trust VI, Inc. (the “Company”) entered into an assignment agreement with an affiliate of SmartStop Self Storage REIT, Inc. (“SmartStop”) to acquire such affiliate’s right, title and interest in and to a purchase and sale agreement (the “Purchase Agreement”) with an unaffiliated third party for the acquisition of a self storage facility located in Toronto, Ontario, Canada (the “Don Mills Property”). On January 31, 2023, subsidiaries of the Company closed on the purchase of the Don Mills Property. Please see Item 2.01 below. The information set forth under Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Preferred Equity and Issuance of Operating Partnership Units

On January 30, 2023, the Company, its operating partnership (the “Operating Partnership”), and a subsidiary of SmartStop (the “Preferred Investor”) entered into a Series A Cumulative Redeemable Preferred Unit Purchase Agreement (the “Preferred Unit Purchase Agreement”) pursuant to which the Operating Partnership issued and sold to the Preferred Investor, and the Preferred Investor purchased 600,000 Series A Cumulative Redeemable Preferred Units of Limited Partnership Interest (the “Preferred Units”) at a liquidation preference of $25.00 per unit (the “Liquidation Amount”) in consideration for the Preferred Investor making a capital contribution to the Operating Partnership in an amount of $15 million (the “Preferred Investment”). The proceeds of the Preferred Investment will be used solely in connection with the acquisition, development, and improvement of self storage facilities and working capital or other general partnership purposes. In connection with the Preferred Investment, the Preferred Investor was paid an investment fee equal to $150,000.

On the same date, the Company and the Operating Partnership entered into Amendment No. 1 to the Second Amended and Restated Limited Partnership Agreement of the Operating Partnership (the “Amendment”). The following description is qualified in its entirety by the Preferred Unit Purchase Agreement and the Amendment attached as Exhibits 10.2 and 10.3, respectively, to this Current Report on Form 8-K.

Operating Partnership Agreement Amendment

The Amendment sets forth the key terms of the Preferred Units.

Distribution Rate

The Preferred Units will receive current distributions (the “Current Distributions”) at a rate of 7.0% per annum on the Liquidation Amount until the second anniversary of the date of issuance, 8.0% per annum commencing thereafter until the third anniversary of the date of issuance, 9.0% per annum commencing thereafter until the fourth anniversary of the date of issuance, and 10% per annum thereafter, payable monthly and calculated on an actual/360 basis.

Redemptions; Repurchases

The Preferred Units may be redeemed by the Operating Partnership, in whole or in part, at the option of the Operating Partnership at any time or from time to time following the second anniversary of the initial date of issuance. The redemption price for the Preferred Units will be equal to the sum of the Liquidation Amount plus all accumulated and unpaid distributions thereon to the date of redemption (the “Redemption Price”). If fewer than all of the outstanding Preferred Units are to be redeemed at the option of the Operating Partnership, the Preferred Units to be redeemed will be determined pro rata or by lot or in such other manner as determined by the Company, as the general partner of the Operating Partnership.

A holder of Preferred Units may require the Operating Partnership to repurchase the Preferred Units upon the occurrence of any of the following (each an “Optional Repurchase Event” and as defined within the Amendment): (A) a breach of any of the Protective Provisions; (B) an Event of Default; (C) a Change of Control that has not been consented to in accordance with the terms of the Amendment; or (D) the Company’s failure to qualify as a REIT under the Internal Revenue Code (the “Code”). The repurchase price for the Preferred Units will be the Redemption Price.

Covenants

The Amendment contains a number of covenants applicable to the Company and the Operating Partnership, including, but not limited to, certain covenants that require that distributions on the Preferred Units be given priority over other disbursements, including distributions on Common Units and certain redemptions of the Company’s shares of common stock, each under the circumstances outlined further in the Amendment.

Events of Default

The occurrence of any of the following shall constitute an Event of Default under the Amendment: (i) a material default in the performance of, or material breach of any covenant, warranty or other agreement contained in the Second Amended and Restated Limited Partnership Agreement, the Amendment or the Unit Purchase Agreement by the Company or the Operating Partnership, as applicable, and the continuance of such default or breach for a period of 10 business days after written notice is given to the Company and the Operating Partnership; (b) an Event of Bankruptcy as to the Company, the Operating Partnership or any of their subsidiaries that has not been consented to in advance by the holders of the Preferred Units; (c) any breach or default or event of default that occurs under any instrument, agreement or indenture pertaining to any indebtedness of the Company or the Operating Partnership or any of its subsidiaries aggregating more than $5 million, the effect of which is to cause an acceleration, mandatory redemption or other required repurchase of such indebtedness or such indebtedness is otherwise declared to be due and payable or required to be prepaid, redeemed, or otherwise repurchased by the Company or the Operating Partnership or any such subsidiary prior to maturity thereof; and (d) the Company’s failure to qualify as a REIT under the Code.

Protective Provisions

Pursuant to the terms of the Amendment, the Company, the Operating Partnership and their subsidiaries are prohibited from undertaking the following activities while the Preferred Units are outstanding without first obtaining the prior written consent of the holders of a majority of the Preferred Units then outstanding (capitalized terms are as defined in the Amendment):

•
authorizing or issuing additional (1) preferred stock or units that are equal to or senior to the Preferred Units with respect to certain rights and preferences, or (2) junior stock or units that interferes with the rights of the Preferred Units or interferes in any way with the Company’s management or the management of the Operating Partnership;
•
altering the terms of (1) the Amendment or the Unit Purchase Agreement, or (2) the Company’s organizational documents or the organizational documents of the Operating Partnership, or any of their respective subsidiaries, to the extent the amendment would reasonably be expected to adversely affect the Preferred Units or the holders of the Preferred Units;
•
in the case of the Operating Partnership, redeeming, repurchasing or acquiring junior equity securities, and in the case of the Company, its subsidiaries, and subsidiaries of the Operating Partnership, redeeming any equity securities, other than (1) redemptions pursuant to the Company’s share redemption program, (2) redemptions of units of limited partner interest of the Operating Partnership in exchange for shares of the Company’s common stock;
•
engaging in a Change of Control;
•
commencing or suffering to exist an Event of Bankruptcy as to the Company, the Operating Partnership, or any of their respective subsidiaries;
•
paying any distributions, other than a distribution made on a regular monthly basis consistent with past practice on (1) in the case of the Operating Partnership, Common Units or other equity securities that rank, as to distributions and upon liquidation, junior to the Preferred Units, and (2) in the case of the Company, its subsidiaries, or a subsidiary of the Operating Partnership, shares of common stock or common equity securities or other equity securities that rank, as to distributions and upon liquidation, junior to such entity’s shares of preferred stock or preferred equity securities; provided, however, that the foregoing shall not prohibit special distributions that are necessary to preserve the Company’s status as a REIT under the Code; and
•
engaging in a recapitalization, reorganization, merger, unit or stock split, statutory unit or stock exchange, sale of all or substantially all of such entity’s assets, tender offer for all or substantially all of its Common Units, shares of common stock or other common equity securities, as the case may be, or other similar transaction.

The information set forth above in this Item 1.01 does not purport to be complete and is qualified in its entirety by the full text of the Preferred Unit Purchase Agreement and the Amendment attached to this Current Report on Form 8-K as Exhibits 10.2 and 10.3, respectively, each of which is incorporated into this Item 1.01 by reference.

National Bank Loan

On January 31, 2023, the Company, through certain wholly-owned subsidiaries (the “Borrowers”), entered into a CAD$25 million financing with National Bank of Canada (“National Bank”) as lender pursuant to a non-revolving term facility credit agreement (the “Loan”). Please see Item 2.03 below. The information set forth under Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On January 31, 2023, subsidiaries of the Company closed on the purchase of the Don Mills Property. The Don Mills Property contains approximately 104,750 net rentable square feet of storage space and 1,020 self storage units. The purchase price for the Don Mills Property was approximately CAD$50.5 million, plus closing and acquisition fees, which was funded with a combination of proceeds from the Company’s public offering, the Loan, as described in Item 2.03 below, and the Preferred Investment, as described in Item 1.01 above.

The information set forth above in this Item 2.01 does not purport to be complete and is qualified in its entirety by the full text of the Purchase Agreement attached to this Current Report on Form 8-K as Exhibit 10.1, which is incorporated into this Item 2.01 by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described in Item 1.01, above, on January 31, 2023, the Company entered into the Loan with National Bank. The Loan is secured by a first mortgage on the Don Mills Property.

Pursuant to the loan agreement for the Loan (the “Loan Agreement”), the interest rate is equal to the 1 month Canadian Dollar Offered Rate ("CDOR"), plus 2.4%. As of the date of closing, the interest rate on the Loan was approximately 6.36%. The Loan also has an initial term of two years, maturing on January 31, 2025. The Loan is interest-only for the first year, payable monthly, and payments of principal and interest, calculated using a 25 year amortization, are due monthly after.

The Loan Agreement contains a debt service coverage ratio covenant applicable to the Borrowers whereby the Don Mills Property must, in general, have a debt service coverage ratio of not less than 1.30 to 1.00 at the closing date. The Loan Agreement also contains customary affirmative, negative and financial covenants, agreements, representations, warranties and borrowing conditions, and events of default, all as set forth in the Loan Agreement. The Company serves as a full recourse guarantor with respect to the Loan for up to CAD $27 million.

The information set forth above in this Item 2.03 does not purport to be complete and is qualified in its entirety by the full text of the Loan Agreement attached to this Current Report on Form 8-K as Exhibit 10.4, which is incorporated into this Item 2.03 by reference.

Item 7.01. Regulation FD Disclosure.

On January 31, 2023, the Company issued press releases announcing the acquisition of the Don Mills Property, as well as a self storage facility located in Edmonton, Alberta, Canada (the “Edmonton Property”). Copies of the press releases are attached as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K and are incorporated herein solely for purposes of this Item 7.01 disclosure.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the information in this Item 7.01 disclosure, including Exhibits 99.1 and 99.2, and information set forth therein, is deemed to have been furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1 Purchase Agreement, dated as of December 22, 2022

10.2 Series A Cumulative Redeemable Preferred Unit Purchase Agreement, dated as of January 30, 2023

10.3 Amendment No. 1 to the Second Amended and Restated Limited Partnership Agreement of the Strategic Storage Operating Partnership VI, L.P., dated as of January 30, 2023

10.4 Non-Revolving Term Facility Credit Agreement, dated as of January 31, 2023

99.1 Press Release for the Don Mills Property, dated January 31, 2023

99.2 Press Release for the Edmonton Property, dated January 31, 2023

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC STORAGE TRUST VI, INC.

Date: January 31, 2023	By: /s/ Matt F. Lopez
Matt F. Lopez
Chief Financial Officer and Treasurer